FOR IMMEDIATE RELEASE

Masco Corporation’s Board of Directors Elects Keith J. Allman

to Succeed Timothy Wadhams as President and Chief Executive Officer

Taylor, Mich., (January 8, 2014) – Masco Corporation (NYSE: MAS) announced today that its Board of Directors has elected Keith J. Allman, 51, to succeed Timothy Wadhams as president and chief executive officer (CEO), and to join Masco’s Board of Directors, effective February 14, 2014.

Mr. Allman, who currently serves as a Masco group president, joined Masco in 1998 as vice president of manufacturing for cabinet maker Merillat Industries. In 2007, Mr. Allman became president of Delta Faucet Company. In 2011, he was promoted to group president and has responsibility for Masco’s Plumbing and North American Cabinet businesses. He holds a Mechanical Engineering degree from General Motors Institute (Kettering University) and an MBA from the University of Michigan.

Mr. Allman will replace Timothy Wadhams, 65, who is retiring after a 37-year career with Masco. Mr. Wadhams, only the third CEO in Masco’s 85-year history, was elected CEO in July 2007. Mr. Wadhams will complete his current term on Masco’s Board of Directors.

“I am pleased and excited that Keith will succeed me as Masco’s president and CEO,” said Tim Wadhams. “Keith has a demonstrated track record of results reflecting his strong leadership and operational skills. Keith has not only played an integral role in developing our strategies to strengthen our brands and improve our execution, he has also led large, complex businesses in executing against these strategies for growth and value creation. I have worked closely with Keith and our leadership team over the past several years and we have established the foundation on which Masco can build a successful future.”

Verne Istock, chairman of the Board of Directors, stated, “The board is delighted to elect Keith Allman as Masco’s president and CEO. With his knowledge of Masco and its people, his operational expertise, his customer relationships and his skill in leading large organizations, we are confident that this will be a seamless transition. We strongly believe that Keith, leading the outstanding management team that we have across the enterprise, will continue to drive value creation for our shareholders.”

Mr. Istock continued, “On behalf of the board and Masco’s employees, we thank Tim for his tireless commitment and numerous contributions to Masco’s success during his 37-year career. During his tenure with the company, Tim has proven himself to be a strong and stable leader during periods of growth as well as during our more challenging times. Tim’s leadership, including his courage and positive energy, has guided us through difficult times and has positioned Masco to take advantage of the recent improvement in housing dynamics as evidenced by our 2012 and 2013 performance. We also appreciate Tim’s willingness to continue to lead Masco past age 65, as our board worked on his succession. It has been a great relationship and we wish Tim an enjoyable and rewarding retirement.”

Masco Corporation will hold a conference call with Timothy Wadhams and Keith Allman on Thursday, January 9, 2014 at 8:00 a.m. ET. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (855) 226-2726 (855-22MASCO) and from outside the U.S. at (706) 679-3614. Please use the conference identification number 31398973.

The conference call will be webcast simultaneously and in its entirety through the Masco Corporation website. Shareholders, media representatives and others interested in Masco may participate in the webcast by registering through the Investor Relations section on the Company’s website.

A replay of the call will be available on Masco’s website or by phone by dialing (855) 859-2056 and from outside the U.S. at (404) 537-3406. Please use the conference identification number 31398973. The telephone replay will be available approximately two hours after the end of the call and continue through January 23, 2014.

About Masco

Headquartered in Taylor, Michigan, Masco Corporation is one of the world’s leading manufacturers of home improvement and building products, as well as a leading provider of services that include the installation of insulation and other building products. Masco Corporation’s press releases and other information are available under the Investor Relations section of Masco’s website at www.masco.com.

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Investor/Media Contact

Maria Duey

Vice President – Investor Relations and Communications

313-792-5500

maria_duey@mascohq.com